Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

RESOLVED, as a special resolution, THAT:

The Amended and Restated Memorandum and Articles of Association of Alpha Star Acquisition Corporation shall be amended by deleting Section 36.2 in its entirety and replacing it with the following:

“36.2 In the event that the Company does not consummate its initial Business Combination by December 15, 2026 (the “Deadline”), the Company may, but is not obliged to, by resolution of the Company’s board of directors, extend the period of time to consummate the Business Combination up to twelve (12) additional times, each by a period of one month (the “Extension”), to December 15, 2027 (the “Extended Date”) without requiring the Sponsor, its designee, or its assignees to make any deposit into the Trust Account. The Company’s board of directors has the sole discretion whether to extend the Deadline to the Extended Date. From and after October 15, 2026, the Sponsor, its designees, or its assignees shall not be required to deposit any additional funds into the Trust Account in connection with any extension of time to consummate a Business Combination. In the event that the Company does not consummate a Business Combination by the Extended Date, such failure shall trigger an automatic redemption of the Public Shares (an Automatic Redemption Event) and the directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Company’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.”